UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2008

CryoPort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51578	88-0313393
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20382 Barents Sea Circle, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 470-2300

Not Applicable
(Former name or former address, if changed since last report.)

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 1 4a- 12 under the Exchange Act (17 CFR 240.1 4a- 12)

☐	Pre-commencement communications pursuant to Rule 1 4d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 3.01 Unregistered Sales of Equity Securities

On June 9, 2008, Cryoport, Inc. (the “Company”) completed the transactions contemplated under a certain Securities Purchase Agreement with an accredited investor providing for the issuance of the Company’s Original Issue Discount 8% Secured Convertible Debentures (the “Debentures”) having a principal face amount of $1,250,000. The Company realized gross proceeds of $1,062,500 after giving effect to a 15% discount. After accounting for commissions and legal and other fees, the net proceeds to the Company totaled $870,625.

The principal amount under the Debentures is payable in 23 monthly payments of $54,348 beginning January 31, 2009. The Company may elect to make principal and interest payments in shares of common stock provided, generally, that the Company is not in default under the Debentures and there is then in effect a registration statement with respect to the shares issuable upon conversion of the Debentures. If the Company elects to make principal or interest payments in common stock, the conversion rate will be the lesser of (a) the Conversion Price (as defined below), or (b) 85% of the lesser of (i) the average of the volume weighted average price for the ten consecutive trading days ending immediately prior to the applicable date an interest payment is due or (ii) the average of such price for the ten consecutive trading days ending immediately prior to the date the applicable shares are issued and delivered if such delivery is after the interest payment date.

At any time, holder may convert the Debentures into shares of common stock at a fixed conversion price of $0.84, subject to adjustment in the event the Company issues common stock (or securities convertible into or exercisable for common stock) at a price below the conversion price as such price may be in effect at various times (the “Conversion Price”).

Following the effective date of the registration statement described below, the Company may force conversion of the Debentures if the market price of the common stock is at least $2.52 for 30 consecutive days. The Company may also prepay the Debentures in cash at 120% of the then outstanding principal.

The Debentures rank senior to all current and future indebtedness of the Company, with the exception of the debentures that were issued by the Company in September 2007 (the “September Debentures”) which rank senior to the Debentures. The Debentures are secured by substantially all of the assets of the Company. As part of the transaction, the Company entered into a waiver and subordination agreement with the holders of the September Debentures.

In connection with the financing transaction, the Company issued to the investor five-year warrants to purchase 1,488,095 shares of the Company’s common stock at $0.92 per share and five-year warrants to purchase 1,488,095 shares of common stock at $1.35 per share (collectively, the “Warrants”).

The Company also entered into a registration rights agreement with the investors that requires the Company to register the shares issuable upon conversion of the Debentures and exercise of the Warrants within 45 days after the closing date of the transaction. If the registration statement is not filed within that time period or is not declared effective within 90 days after the closing date (120 days in the event of a full review by the Securities and Exchange Commission), the Company will be required to pay liquidated damages in cash in an amount equal to 2% of the total subscription amount for every month that the Company fails to attain a timely filing or effectiveness, as the case may be, subject to exception as set forth in the registration rights agreement.

National Securities Corporation acted as sole placement agent in connection with the transaction. The Company paid to the placement agent cash in the amount of $116,875 and issued warrants to purchase 148,810 shares of the Company’s common stock at $0.84 per share.

All securities were issued pursuant to an exemption from registration in reliance on Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and based on the investors’ representations that they are “accredited” as defined in Rule 501 under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statement
None.

(b) Exhibits.

Exhibit Index

4.3	Original Issue Discount 8% Secured Convertible Debenture
4.4	Common Stock Purchase Warrant
4.5	Common Stock Purchase Warrant
10.10	Securities Purchase Agreement
10.11	Registration Rights Agreement
10.12	Waiver
10.13	Security Agreement

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: June 10, 2008	By:	/s/ Peter Berry
Peter Berry,
Chief Executive Officer, President